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                                                                 Exhibit 10.25

[Letterhead of Ancor Communications]


July 25, 1997


Mr. Ken Hendrickson
22385 Pineglen
Mission Viejo, CA  92692

Dear Ken:

I would like to thank you for spending the time to get to know Ancor Communications. The following is a summary of the components of the offer that is being extended to you from the Board of Directors, for the position of CHIEF EXECUTIVE OFFICER:

SALARY AND BONUS
-  The monthly base compensation will be $13,333 ($160,000 annually)
-  Participation in the Executive Incentive Program (see enclosures)
-  $3,000 signing bonus to offset moving expenses
-  Two airplane tickets from California to Minnesota

EQUITY PARTICIPATION
- An option for 200,000 shares of Company stock, which represents approximately 2% of the outstanding, fully diluted stock, with vesting as follows:
          -  1/3rd after six months
          -  1/3rd on 1st year anniversary
          -  1/3rd on 2nd year anniversary
-  Please recognize that this option is subject to future dilution.

TERMINATION FOR CAUSE:
- Any situation that involves termination "without cause" (the influence of a venture capital firm being an example), carries a one year salary severance benefit and full vesting of stock options. There will be no one year salary severance benefit or full vesting of options in situations of termination for "cause." However, unless the termination were for a criminal or material offense, notification of the "cause" will be provided by the Company, and a reasonable period of time will be allowed to "cure" same.

BENEFITS
- Health Care and Dental Insurance: Our benefit package covers the health, dental and insurance programs typically seen in this industry.
   Specifically, medical, dental, life insurance, long-term disability, vacation, sick leave and 401(k) retirement programs are provided (see enclosures)

- The position of Chief Executive Officer includes a seat on the Board of Directors

On behalf of Ancor Communications, we are all very enthusiastic about your ability to be a catalyst for the organization's growth and success. Please review this information and let me know no later than July 29th as to whether or not you are willing to accept this position as offered herein.

Very best regards,



/S/ Dale Showers
--------------------------
Dale Showers
Chairman of the Board